Exhibit 99.4

VALEANT PHARMACEUTICALS INTERNATIONAL, INC. AND SALIX PHARMACEUTICALS, LTD

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statement of loss for the year ended December 31, 2014 has been prepared by Valeant Pharmaceuticals International, Inc. (“Valeant”) and gives effect to the acquisition of Salix Pharmaceuticals, Ltd. (“Salix”) by Valeant, including the related debt and equity issued by Valeant to finance the acquisition, as if such transactions had occurred on January 1, 2014.

The unaudited pro forma condensed combined balance sheet as of December 31, 2014 combines the historical consolidated balance sheets of Valeant and Salix, giving effect to the acquisition of Salix, including the debt and equity issued by Valeant to finance the acquisition, as if such transactions had occurred on December 31, 2014.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the aforementioned transactions, (2) factually supportable, and (3) with respect to the statement of loss, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the:

•	separate audited consolidated financial statements of Valeant as of and for the year ended December 31, 2014 and the related notes, included in Valeant’s Annual Report on Form 10-K for the year ended December 31, 2014; and

•	separate audited consolidated financial statements of Salix as of and for the year ended December 31, 2014 and the related notes, incorporated herein by reference to Valeant’s Current Report on Form 8-K, filed on March 16, 2015.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition of Salix or the related financing transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. There were no material transactions between Valeant and Salix during the period presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under United States generally accepted accounting principles (“U.S. GAAP”). The accounting for the acquisition of Salix is dependent upon certain valuations that are provisional and are subject to change. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Valeant’s future results of operations and financial position.

In addition, the unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition of Salix, the costs to integrate the operations of Valeant and Salix or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Subsequent to December 31, 2014, Valeant has completed the following transactions:

•	the redemption of the remaining $499.6 million aggregate principal amount of its 6.875% senior notes due 2018;

•	the issuance of $1.0 billion aggregate principal amount of 5.50% senior unsecured notes due 2023;

•	the execution of joinder agreements to allow for an increase in commitment under the revolving credit facility to $1.5 billion and the issuance of $250.0 million in incremental term loans under the Series A-3 Tranche A Term Loan Facility under Valeant’s Third Amended and Restated Credit and Guaranty Agreement, as amended (the “Credit Agreement”);

•	the acquisition of a portfolio of hospital products from Marathon Pharmaceuticals, LLC; and

•	the acquisition of the assets of Dendreon Corporation, including the worldwide rights to the Provenge ® product.

These transactions are not directly attributable to the acquisition of Salix by Valeant and, as such, the unaudited pro forma condensed combined financial statements do not give effect to these transactions.

Furthermore, Valeant’s historical consolidated statement of income for the year ended December 31, 2014 included (1) a net gain of $323.9 million within other income resulting from the divestiture of its facial aesthetic fillers and toxins product rights and (2) a net gain of $286.7 million within gain on investments, net from the sale by PS Fund 1, LLC of shares of Allergan Inc. (“Allergan”) common stock allocable to Valeant, and the termination of its agreement with Pershing Square Capital Management L.P. as a result of Valeant’s withdrawal of the exchange offer to acquire all of the outstanding shares of Allergan. The unaudited pro forma condensed combined financial statements have not been adjusted to exclude the effect of these transactions.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF LOSS

For the year ended December 31, 2014

	Valeant	Salix	Pro forma adjustments (Note 6)			Valeant/Salix combined Pro forma
	I	II	III			I + II + III
	(All dollar amounts expressed in millions of U.S. dollars, except per share data)
Revenues
Product sales	$8,103.6	$1,133.5	$—			$9,237.1
Other revenues	159.9	—	—			159.9

	8,263.5	1,133.5	—			9,397.0

Expenses
Cost of goods sold (exclusive of amortization and impairments of finite-lived intangible assets shown separately below)	2,196.2	337.8	(22.5)	(b	)	2,511.5
Cost of other revenues	58.4	—	—			58.4
Selling, general and administrative	2,026.3	660.1	(150.4)	(a	)	2,536.0
Research and development	246.0	170.3	(69.5)	(a	)	346.8
Amortization and impairments of finite-lived intangible assets	1,550.7	216.1	535.9	(a	),(c)	2,302.7
Restructuring, integration and other costs	381.7	—	5.0	(a	)	386.7
In-process research and development impairments and other charges	41.0	—	64.5	(a	)	105.5
Acquisition-related costs	6.3	—	148.5	(a	),(g)	154.8
Acquisition-related contingent consideration	(14.1)	77.0	—			62.9
Other income	(268.7)	—	—			(268.7)
Intangible impairment charges	—	162.3	(162.3)	(a	)	—

	6,223.8	1,623.6	349.2			8,196.6

Operating income (loss)	2,039.7	(490.1)	(349.2)			1,200.4
Interest income	5.0	—	1.0	(a	)	6.0
Interest expense	(971.0)	(170.8)	(630.6)	(d	)	(1,772.4)
Loss on extinguishment of debt	(129.6)	—	—			(129.6)
Foreign exchange and other	(144.1)	—	(3.7)	(a	)	(147.8)
Gain on investments, net	292.6	—	—			292.6
Interest and other expense	—	(2.7)	2.7	(a	)	—

Income (loss) before provision for (recovery of) income taxes	1,092.6	(663.6)	(979.8)			(550.8)
Provision for (recovery of) income taxes	180.4	(248.7)	(260.1)	(e	)	(328.4)

Net income (loss)	$912.2	$(414.9)	$(719.7)			$(222.4)

Net loss attributable to non controlling interest	(1.3)	—	—			(1.3)
Net income (loss) attributable to Valeant	$913.5	$(414.9)	$(719.7)			$(221.1)

Basic income (loss) per share	$2.72					$(0.65)

Diluted income (loss) per share	$2.67					$(0.65)

Weighted-average number of common shares outstanding (in millions)
Basic	335.4		7.3	(t	)	342.7
Diluted	341.5		7.3	(t	)	342.7

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments in Connection with the Salix Acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As of December 31, 2014

	Valeant	Salix	Pro forma adjustments (Note 6)			Valeant/Salix combined Pro forma
	I	II	III			I + II + III
	(All dollar amounts expressed in millions of U.S. dollars)
Assets
Current assets:
Cash and cash equivalents	$322.6	$499.3	$(12.9)	(r	)	$809.0
Trade receivables, net	2,075.8	42.5	(42.5)	(a	)	2,075.8
Inventories, net	950.6	175.2	102.6	(f	)	1,228.4
Prepaid expenses and other current assets	641.9	81.3	(10.5)	(h	)	712.7
Assets held for sale	8.9	—	—			8.9
Deferred tax assets, net	193.3	207.7	79.5	(e	)	480.5

Total current assets	4,193.1	1,006.0	116.2			5,315.3
Property, plant and equipment, net	1,310.5	34.9	—			1,345.4
Intangible assets, net	11,255.9	1,633.1	11,357.4	(i	)	24,246.4
Goodwill	9,346.4	1,349.1	5,634.2	(j	)	16,329.7
Deferred tax assets, net	54.0	—	—	(e	)	54.0
Other long-term assets, net	193.1	94.3	(29.7)	(k	)	257.7

Total assets	$26,353.0	$4,117.4	$17,078.1			$47,548.5

Liabilities
Current liabilities:
Accounts payable	$398.0	$45.6	$—			$443.6
Accrued and other current liabilities	2,179.4	179.2	226.9	(a	),(l)	2,585.5
Acquisition-related contingent consideration	141.8	—	—			141.8
Current portion of long-term debt	0.9	—	—	(a	),(m)	0.9
Deferred tax liabilities, net	10.7	—	—	(e	)	10.7
Current portion of convertible senior notes	—	921.1	(921.1)	(a	)	—
Current portion of Term Loan B credit facility	—	60.0	(60.0)	(a	)	—
Reserve for product returns, rebates, chargebacks, and patient-focused promotional programs	—	269.4	(269.4)	(a	)	—

Total current liabilities	2,730.8	1,475.3	(1,023.6)			3,182.5
Acquisition-related contingent consideration	167.0	151.3	—			318.3
Long-term debt	15,253.7	—	15,024.7	(a	),(m)	30,278.4
Pension and other benefit liabilities	239.8	—	—			239.8
Liabilities for uncertain tax positions	102.6	—	15.9	(a	)	118.5
Deferred tax liabilities, net	2,227.5	284.5	4,088.7	(e	)	6,600.7
Other long-term liabilities	197.1	15.3	(15.9)	(a	),(n)	196.5
Lease incentive obligation	—	9.1	(9.1)	(a	)	—
Term Loan B credit facility	—	1,080.0	(1,080.0)	(a	)	—
2021 senior notes	—	750.0	(750.0)	(a	)	—

Total liabilities	20,918.5	3,765.5	16,250.7			40,934.7

Unamortized debt discount due on conversion of senior notes	—	113.6	(113.6)	(m	)	—
Equity
Common shares	8,349.2	0.1	1,431.7	(o	)	9,781.0
Additional paid-in capital	243.9	595.1	(595.1)	(p	)	243.9
Accumulated deficit	(2,365.0)	(355.5)	103.0	(s	)	(2,617.5)
Accumulated other comprehensive loss	(915.9)	(1.4)	1.4	(q	)	(915.9)

Total shareholders’ equity	5,312.2	238.3	941.0			6,491.5
Noncontrolling interest	122.3	—	—			122.3

Total equity	5,434.5	238.3	941.0			6,613.8

Total liabilities and equity	$26,353.0	$4,117.4	$17,078.1			$47,548.5

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments in Connection with the Salix Acquisition.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On April 1, 2015, Valeant completed the acquisition of Salix, pursuant to the agreement and plan of merger dated February 20, 2015 (as amended on March 16, 2015, the “Merger Agreement”), among Valeant, Valeant Pharmaceutical International, Sun Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Valeant (“Merger Sub”), and Salix (the “Salix Acquisition”). Subject to the terms and conditions set forth in the Merger Agreement, Salix became a wholly-owned subsidiary of Valeant.

On the date of the Salix Acquisition, each share of Salix common stock, issued and outstanding immediately prior to the date of the Salix Acquisition was converted into the right to receive $173.00 in cash (the “Per Share Merger Consideration”), without interest.

Each Salix stock option, unexpired and unexercised, that was outstanding immediately prior to the date of the Salix Acquisition was cancelled and converted into the right to receive an amount equal to the excess, if any, of the Per Share Merger Consideration over the exercise price of such stock option, as applicable. Each share of Salix restricted stock, whether vested or unvested, that was outstanding immediately prior to the date of the Salix Acquisition was cancelled and converted into the right to receive the Per Share Merger Consideration.

The Salix Acquisition was financed with debt and equity issuances, which are further discussed in Note 6. The net proceeds from the debt and equity issuances were utilized to fund (i) the Salix Acquisition, (ii) the repayment, termination and discharge of Salix’s outstanding indebtedness, and (iii) the related transaction costs and expenses.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with Valeant being the legal and accounting acquirer, and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and was based on the historical financial statements of Valeant and Salix.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded as of the completion of the Salix Acquisition, primarily at their respective fair values and added to those of Valeant. Financial statements and reported results of operations of Valeant issued after completion of the Salix Acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Salix.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs incurred by Valeant in connection with the Salix Acquisition totaled to approximately $80 million (including the commitment fee incurred by Valeant relating to the bridge loan facility obtained in connection with the Salix Acquisition). The estimated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as of December 31, 2014 as a reduction to cash and cash equivalents and an increase to accumulated deficit.

In addition, the unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition of Salix, the costs to integrate the operations of Valeant and Salix or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

3.	Accounting Policies

Valeant is in the process of performing a detailed review of Salix’s accounting policies and to date, no material difference has been identified other than those described in Note 6(a) and 6(b). Valeant will complete this review in the post-combination period and as a result of the review, Valeant may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

4.	Fair Value of Consideration Transferred in Connection with the Salix Acquisition

The following is a preliminary estimate of the purchase price for the Salix Acquisition:

(In millions except per share data)	Conversion Calculation	Estimated Fair Value
Number of shares of Salix common stock outstanding as of the acquisition date	64.2
Multiplied by Per Share Merger Consideration(a)	$173.00	$11,123.9

Number of outstanding stock options cancelled and exchanged for cash(b)	0.1	10.1
Number of outstanding restricted stock cancelled and exchanged for cash(b)	1.1	195.0

		11,329.0
Less: Cash consideration paid for Salix’s restricted stock that was accelerated at the closing of the Salix Acquisition(b)		(164.5)
Add: Payment of Salix’s Term Loan B Credit Facility(c)		1,125.2
Add: Payment of Salix’s 6.00% Senior Notes due 2021(c)		841.1

Total		$13,130.8

(a)	Pursuant to the Merger Agreement, at the date of the Salix Acquisition, each share of Salix common stock issued and outstanding immediately prior to the date of the Salix Acquisition was converted into the right to receive the Per Share Merger Consideration, without interest.
(b)	Each Salix stock option, unexpired and unexercised, that was outstanding immediately prior to the date of the Salix Acquisition was cancelled and converted into the right to receive an amount equal to the excess, if any, of the Per Share Merger Consideration over the exercise price of such stock option, as applicable. Each share of Salix restricted stock, whether vested or unvested, that was outstanding immediately prior to the date of the Salix Acquisition was cancelled and converted into the right to receive the Per Share Merger Consideration.

In accordance with ASC 805, the purchase consideration paid to holders of Salix stock options and restricted stock attributable to pre-combination services has been included as a component of purchase price.

Cash consideration paid for outstanding restricted stock that was accelerated, by Valeant, in connection with the Salix Acquisition is accounted for as post-combination expense and, consequently, has been excluded from estimated purchase price. For purposes of the unaudited pro forma condensed combined financial statements, cash consideration paid for outstanding restricted stock, attributable to post-combination service, has been recorded as a reduction to cash and cash equivalents and an increase to accumulated deficit.

In addition, the cash consideration paid for outstanding Salix stock options and restricted stock approximated the fair value of those options and restricted stock. Accordingly, no portion of the cash consideration paid for stock options and restricted stock attributable to pre-combination services has been reflected as compensation expense for purposes of the unaudited pro forma condensed combined financial statements.

(c)	The repayment of Salix’s Term Loan B Credit Facility has been reflected as part of the purchase consideration as the debt was repaid concurrently with the consummation of the Salix Acquisition and was not assumed by Valeant as part of the acquisition. Similarly, the redemption of Salix’s 6.00% Senior Notes due 2021 has been reflected as part of the purchase consideration as the indenture governing the 6.00% Senior Notes due 2021 was satisfied and discharged concurrently with the consummation of the Salix Acquisition and was not assumed by Valeant as part of the acquisition.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

5.	Assets Acquired and Liabilities Assumed in Connection with the Salix Acquisition

Assuming an acquisition date of December 31, 2014, the following is a preliminary estimate of the assets acquired and the liabilities assumed by Valeant in connection with the Salix Acquisition, reconciled to the estimated purchase price:

(In millions)
Cash and cash equivalents(a)	$398.8
Inventories(b)	277.8
Other current assets(c)	1,380.2
Property, plant and equipment(d)	34.9
Intangible assets(e)	12,990.5
Other assets	38.9
Accounts payable	(45.6)
Other current liabilities(f)	(1,530.8)
Long-term debt(g)	(3,125.6)
Other liabilities	(166.6)
Deferred tax liabilities, net(h)	(4,105.0)

Total identifiable net assets acquired	6,147.5

Goodwill(i)	6,983.3

Estimated purchase price	$13,130.8

(a)	Cash has been reduced by $100.5 million for payments made by Salix, subsequent to December 31, 2014 and prior to the consummation of the Salix Acquisition, for transaction fees incurred by Salix in connection with the sale of the company.
(b)	A preliminary fair value estimate of $277.8 million has been assigned to inventories acquired. The pro forma fair value adjustment to inventories acquired is based on Salix’s inventories as of December 31, 2014, adjusted as follows based on Valeant management’s estimates using the following methods:

i.	Finished goods at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort of a market participant;

ii.	Work in process at estimated selling prices of finished goods less the sum of costs to complete, costs of disposal, and a reasonable profit allowance for the completing and selling effort of a market participant based on profit for similar finished goods; and

iii.	Raw materials at current replacement costs.

(c)	Includes an estimated fair value of $1,266.9 million to record the capped call transactions and convertible bond hedge transactions that were entered into by Salix in connection with its 1.5% Convertible Senior Notes due 2019 and 2.75% Convertible Senior Notes due 2015.
(d)	A preliminary fair value estimate of $34.9 million has been assigned to property and equipment acquired. Valeant has assumed Salix’s historical net book value approximates fair value for these assets for purposes of these unaudited pro forma condensed combined financial statements. The fair value of property and equipment was estimated based on a review of the assets’ remaining useful lives, current replacement costs, and disposal costs. The assumptions used to determine the fair value of Salix’s property and equipment may change as Valeant conducts, with the assistance of a third party appraiser, a valuation of Salix’s property and equipment following the completion of the acquisition.
(e)	A preliminary fair value estimate of $12,990.5 million has been assigned to intangible assets acquired, primarily consisting of product rights (inclusive of trademarks and technology/patents), corporate brand, and in-process research and development (“IPR&D”). Amortization related to the fair value of the finite-lived intangible assets has been reflected as a pro forma adjustment to the unaudited pro forma condensed combined statement of loss.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

The fair value of the identifiable intangible assets and their weighted-average useful lives are as follows:

(In millions)	Estimated Fair Value	Average Estimated Useful
Product rights	$6,636.6	12
Corporate brand	305.8	10
In-process research and development(i)	6,048.1	N/A

Total	$12,990.5

(i)	Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the date of the Salix Acquisition, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired IPR&D project, a determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would commence, and the impact on earnings can be significant. If an IPR&D project were not successfully developed, an impairment charge may result, and such charge could be material.

A key variable in determining the fair value of IPR&D includes the application of probability factors related to the likelihood of success of the respective products reaching each remaining stage of clinical and regulatory development, including market commercialization. The fair value of IPR&D is supported by industry and academic research papers that calculate probabilities of success by phase of development and by Valeant’s management view on regulatory risks for its IPR&D. Changes in these probability factors may have a significant impact on the asset values.

IPR&D related to the Salix Acquisition is primarily comprised of product candidates in the approval stage, Phase 3 and Phase 2 of clinical trials. The most significant IPR&D project relates to a rifaximin compound for use for the treatment of irritable bowel syndrome with diarrhea (“IBS-D”). The U.S. Food and Drug Administration (“FDA”) has accepted the supplemental New Drug Application for rifaximin IBS-D and a PDUFA action date of May 27, 2015 has been set. In addition to the IBS-D indication, the rifaximin compound is also under development to treat Crohn’s disease and to prevent complications in early chronic decompensated liver disease. A further compound, methylnaltrexone bromide, is in Phase 3 clinical trials and will be used as an oral treatment for opioid-induced constipation in patients with chronic non-cancer pain.

An upward or downward adjustment of 10% of the preliminary probability of FDA approval of each of the IPR&D assets will result in a fair value increase or decrease of the total IPR&D assets of approximately $1.1 billion. Such change would increase or decrease the deferred tax liability by approximately $0.4 billion and decrease or increase goodwill by approximately $0.7 billion. Valeant believes that an upward or downward adjustment of as much as approximately 20% of the preliminary fair value estimate of the total intangible assets, or approximately $2.6 billion, is reasonably possible. A fair value increase or decrease of this magnitude would increase or decrease the deferred tax liability by approximately $0.9 billion and decrease or increase goodwill by approximately $1.7 billion. Such change would result in an increase or decrease of approximately $87.0 million in annual amortization expense.

(f)	Includes an estimated fair value of $1,082.2 million to record the warrant transactions that were entered into by Salix in connection with its 1.5% Convertible Senior Notes due 2019.
(g)	Reflects the fair value of Salix’s debt as of the acquisition date as follows:

(In millions)
1.5% Convertible Senior Notes due 2019	$1,839.4
2.75% Convertible Senior Notes due 2015	1,286.2

Total	$3,125.6

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

(h)	Represents the net deferred income tax liabilities based on the statutory tax rates of the relevant jurisdictions. The effect of deferred taxes was estimated as follows:

(In millions)
Deferred income tax impact due to:
Estimated fair value adjustment for inventory	$(37.0)
Estimated fair value adjustment for other assets	20.0
Estimated fair value adjustment for intangible assets	(4,088.7)
Estimated fair value adjustment related to debt	77.5

Estimated adjustments to deferred income taxes	(4,028.2)
Salix’s historical deferred tax liabilities, net	(76.8)

Estimated deferred income tax liabilities, net	$(4,105.0)

Consists of:
Deferred income tax assets—current	$268.2
Deferred income tax liabilities—non-current	(4,373.2)

Estimated deferred income tax liabilities, net	$(4,105.0)

For purposes of these unaudited pro forma condensed combined financial statements, no adjustment has been made to the balance of unrecognized tax benefits, which is based on Valeant’s preliminary assessment and is subject to change. The effective tax rate of the combined company could be significantly different than the statutory tax rates used for the purposes of preparing these pro forma condensed combined financial statements for a variety of factors, including post-acquisition activities.

(i)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized and is not deductible for tax purposes.

6.	Pro Forma Adjustments in Connection with the Salix Acquisition

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Fair Value of Consideration Transferred in Connection with the Salix Acquisition; and Note 5. Assets Acquired and Liabilities Assumed in Connection with the Salix Acquisition. The following summarizes the pro forma adjustments in connection with the Salix Acquisition to give effect to the acquisition as if it had occurred on January 1, 2014 for purposes of the pro forma condensed combined statement of loss and on December 31, 2014 for purposes of the pro forma condensed combined balance sheet:

(a)	Certain reclassifications have been made to the historical financial statements of Salix to conform to the financial statement presentation adopted by Valeant, which include the following:

Adjustments made to Salix’s historical consolidated statement of loss for the year ended December 31, 2014:

1)	Reclassification of transaction costs of $150.4 million from selling, general and administrative expense to acquisition-related costs;

2)	Reclassification of milestone payments of $64.5 million related to Salix’s IPR&D intangible assets from research and development to in-process research and development impairments and other charges and reclassification of a termination payment of $5.0 million from research and development to restructuring, integration and other costs;

3)	Reclassification of intangible impairment charges of $162.3 million to amortization and impairments of finite-lived intangible assets; and

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

4)	Reclassification of interest income of $1.0 million from interest and other expense to interest income and reclassification of other expense of $3.7 million from interest and other expense to foreign exchange and other.

Adjustments made to Salix’s historical consolidated balance sheet as of December 31, 2014:

1)	Reclassification of reserve for product returns, rebates and patient-focused promotional programs of $206.4 million to accrued and other current liabilities and reclassification of reserve for chargebacks of $63.0 million to trade receivables, net, which resulted in a further reclassification of Salix’s trade receivables, net to accrued and other current liabilities;

2)	Reclassification of the current portion of the Term Loan B credit facility and convertible senior notes of $981.1 million, in aggregate, to current portion of long-term debt;

3)	Reclassification of the Term Loan B credit facility and 2021 senior notes of $1,830.0 million, in aggregate, to long-term debt;

4)	Reclassification of other long-term liabilities of $15.9 million to liabilities for uncertain tax positions; and

5)	Reclassification of lease incentive obligation of $9.1 million to other long-term liabilities.

(b)	To reduce cost of goods sold by $22.5 million for milestone payments relating to approved products that were incurred by Salix for the year ended December 31, 2014. Salix’s accounting policy is to recognize such milestone payment immediately in the statement of loss in the period when it is incurred whereas Valeant’s policy is to recognize such payment as part of the carrying value of the related finite-lived intangible asset and recognize amortization expense over the useful life of the intangible asset. For purposes of these unaudited pro forma condensed combined financial statements, the corresponding adjustments to intangible assets and amortization expense have been omitted as any such conforming adjustments to be made to Salix’s historical intangible assets and amortization expense would have been eliminated by the application of acquisition accounting (Note 6(c) and (i)).

(c)	To adjust amortization of intangible assets as follows:

(In millions)	Year Ended December 31, 2014
Reclass Salix’s historical intangible impairment charges to conform to the financial statement presentation adopted by Valeant (Note 6(a))	$162.3
Eliminate Salix’s historical intangible asset amortization expense	(216.1)
Estimated amortization expense of acquired finite-lived intangibles:
Product rights (estimated to be $6,636.6 over a weighted average useful life of 12 years)	559.1
Corporate brand (estimated to be $305.8 over a weighted average useful life of 10 years)	30.6

Total(a)	$535.9

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

(a)	For purposes of the unaudited pro forma condensed combined financial statements, the intangible impairment charges of $162.3 million recognized by Salix in its historical consolidated statement of loss for the year ended December 31, 2014 have not been eliminated.

(d)	To record the following debt-related adjustments:

(In millions)	Year Ended December 31, 2014
Eliminate Salix’s historical interest expense related to debt that was repaid in connection with the Salix Acquisition(a)	$170.8
Record interest expense on debt issued by Valeant in connection with the Salix Acquisition(b)	(759.0)
Record amortization of deferred financing costs and debt discount relating to the debt issued by Valeant in connection with the Salix Acquisition(c)	(29.3)
Record amortization of additional debt discount and deferred financing fees in connection with amendment of Valeant’s existing Credit Agreement(d)	(13.1)

Total	$(630.6)

(a)	To eliminate Salix’s historical interest expense as the associated debt would be repaid in connection with the Salix Acquisition.
(b)	In connection with the Salix Acquisition, Valeant obtained $16.7 billion in financing through (i) a syndication of the incremental term loan facilities of approximately $5.15 billion under Valeant’s existing senior credit facilities (the “Incremental Term Loan Facility”), (ii) the issuance of senior unsecured notes with an aggregate principal balance of approximately $10.1 billion, and (iii) the issuance of new equity of approximately $1.45 billion prior to the closing of the Salix Acquisition. Details pertaining to the Incremental Term Loan Facility and the senior unsecured notes are as follows:

(i)	The Incremental Term Loan Facility

Concurrent with the closing of the Salix Acquisition, Valeant incurred incremental term loan facilities in the aggregate principal amount of $5,150.0 million under its existing senior credit facilities. The Incremental Term Loan Facility consists of (1) a term loan A facility of $1,000.0 million (“Term Loan A Facility”) and (2) a term loan B facility of $4,150.0 million (“Term Loan B Facility”)), and bears interest at a rate per annum equal to, at the election of Valeant, (a) with respect to the Term Loan A Facility, (i) base rate plus a range between 0.75% and 1.25% or (ii) LIBO rate plus a range between 1.75% and 2.25%, in each case, depending on Valeant’s leverage ratio and (b) with respect to the Term Loan B Facility, (i) the base rate plus a range between 2.00% and 2.25% or (ii) LIBO rate plus a range between 3.00% and 3.25%, depending on Valeant’s leverage ratio and subject to a 1.75% base rate floor and 0.75% LIBO rate floor, and having terms that are consistent with the Valeant’s current term loan facility.

The Term Loan A Facility has a maturity of 5 years and will be payable in equal quarterly amounts of (i) 5% per annum in the first year following the closing date, (ii) 10% per annum in the second year following the closing date and (iii) 20% per annum in each of the third, fourth and fifth years following the closing date, with the remaining balance due at the maturity. The Term Loan B Facility has a maturity of 7 years and will be payable in equal quarterly amounts of 1% per annum with the remaining balance due upon maturity. Valeant incurred approximately $5.3 million of deferred financing costs and approximately $79.3 million of debt issue discount, primarily consisting of original issue discount and financing fees paid to the lenders, in connection with the Incremental Term Loan Facility, which will be amortized over the term of the loans. For purposes of the unaudited pro forma condensed combined financial statements, an interest rate of 2.41% and 4.00% has been assumed for the Term Loan A Facility and the Term Loan B Facility, respectively, and the effective interest rate for the Incremental Term Loan is estimated to be 2.67% and 4.25% for the Term Loan A Facility and the Term Loan B Facility, respectively.

For purposes of the unaudited pro forma condensed combined financial statements, a 0.125 percent change in the margin of the Incremental Term Loan Facility assumed above could result in an increase or decrease in interest expense of $6.4 million for the year ended December 31, 2014.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

(ii)	The senior unsecured notes

On March 27, 2015, Valeant completed its notes offering of the U.S. dollar equivalent of approximately $10.1 billion aggregate principal amount of senior unsecured notes in the following four series denominated in U.S. dollars and euro:

5.375% Senior Notes due 2020 (“2020 Notes”)

The 2020 Notes, in the aggregate principal amount of $2,000.0 million, accrue interest at the rate of 5.375% per annum payable semi-annually in arrears. The 2020 Notes have a maturity of 5 years. Approximately $22.5 million of financing fees, payable to lenders, were incurred by Valeant in connection with the 2020 Notes and are recognized as debt issue discount, which will be amortized over the term of the notes. The effective rate of interest for the 2020 Notes is estimated to be 5.66%.

5.875% Senior Notes due 2023 (“2023 Notes”)

The 2023 Notes, in the aggregate principal amount of $3,250.0 million, accrue interest at the rate of 5.875% per annum payable semi-annually in arrears. The 2023 Notes have a maturity of 8 years. Approximately $36.6 million of financing fees, payable to lenders, were incurred by Valeant in connection with the 2023 Notes and were recognized as debt issue discount, which will be amortized over the term of the notes. The effective rate of interest for the 2023 Notes is estimated to be 6.07%.

4.50% Senior Notes due 2023 (“Euro Notes”)

The Euro Notes, in the aggregate principal amount of €1,500.0 million, accrue interest at the rate of 4.50% per annum payable semi-annually in arrears. The Euro Notes have a maturity of 8 years. Approximately €16.9 million of financing fees, payable to lenders, were incurred by Valeant in connection with the Euro Notes and were recognized as debt issue discount, which will be amortized over the term of the notes. The effective rate of interest for the Euro Notes is estimated to be 4.69%. For purposes of the unaudited pro forma condensed combined financial statements, the Euro Notes and the related debt issue discount have been translated at a rate of USD 1.0731 to EUR 1.00, which is the foreign exchange rate as of March 31, 2015.

A one percent change in Euro against U.S. dollar would increase or decrease the U.S. dollar equivalent of the Euro Notes by $16.1 million.

6.125% Senior Notes due 2025 (“2025 Notes”)

The 2025 Notes, in the aggregate principal amount of $3,250.0 million, accrue interest at the rate of 6.125% per annum payable semi-annually in arrears. The 2025 Notes have a maturity of 10 years. Approximately $36.5 million of financing fees, payable to lenders, were incurred by Valeant in connection with the 2025 Notes and were recognized as debt issue discount, which will be amortized over the term of the notes. The effective rate of interest for the 2025 Notes is estimated to be 6.29%.

Valeant incurred approximately $11.0 million of deferred financing costs in connection with the issuance of the senior unsecured notes, which was recognized as other assets and will be amortized over the term of the respective notes.

As the senior unsecured notes bear interest at a fixed rate, a 0.125 percent change in interest rate would not have an impact on the interest expense for the year ended December 31, 2014.

(c)	To record amortization of deferred financing costs and debt discount incurred by Valeant in connection with the issuance of approximately $15.3 billion debt financing for the Salix Acquisition.
(d)	To record amortization of additional debt discount and deferred financing fees of $51.3 million incurred by Valeant as a result of the amendment to its existing Credit Agreement in connection with the Salix Acquisition. The amendment is accounted for as modification in accordance with ASC 470-20, Modifications and Extinguishments, and the fee incurred by Valeant is treated as additional debt discount for the borrowings issued and deferred financing fees for the revolving credit facility under its existing Credit Agreement and would be amortized over the remaining term of those borrowings. Of the $51.3 million incurred by Valeant, $9.4 million is attributable to the revolving credit facility.

(e)	To record an estimate of the deferred income tax impacts of the Salix Acquisition on the balance sheet and statements of loss, primarily related to the additional interest expense on incremental debt to finance the Salix Acquisition and estimated fair value adjustments for identifiable intangible assets, and inventory (see Notes 6(b), (c), (d) and (f)). The tax effect related to additional interest expense on incremental debt to be incurred by Valeant and amortization of intangible assets has been determined based on Valeant’s statutory tax rate of 26.5%. The effective tax rate of the combined company could be significantly different than the statutory tax rates assumed for purposes of preparing these unaudited pro forma condensed combined financial statements for a variety of factors, including post-acquisition activities.
(f)	To adjust acquired inventory to an estimate of fair value. The combined company’s cost of goods sold will reflect the increased valuation of Salix’s inventory as the acquired inventory is sold, which is expected to occur within the first year post-acquisition. There is no continuing impact of the acquired inventory adjustment on the combined operating results, and as such, it is not included in the unaudited pro forma condensed combined statements of loss.
(g)	To reclass acquisition-related costs to conform to the financial statement presentation adopted by Valeant (see Note 6(a)) and to eliminate transaction costs of $1.9 million incurred by Salix in connection with the Salix Acquisition.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

(h)	To adjust prepaid expenses and other current assets as follows:

(In millions)
To record Salix’s capped call transactions and convertible bond hedge transactions at fair value	$1,266.9
Eliminate Salix’s historical deferred financing costs related to its convertible senior notes	(10.5)
Settlement of Salix’s capped call transactions and convertible bond hedge transactions(a)	(1,266.9)

Total	$(10.5)

(a)	Salix’s capped call transactions and convertible bond hedge transactions were settled concurrently with the consummation of the Salix Acquisition pursuant to the respective agreements.

(i)	To adjust identifiable intangible assets to an estimate of fair value as follows:

(In millions)
Eliminate Salix’s historical intangible assets	$(1,633.1)
Fair value of acquired identifiable intangible assets	12,990.5

Total	$11,357.4

(j)	To adjust goodwill to an estimate of acquisition-date goodwill as follows:

(In millions)
Eliminate Salix’s historical goodwill	$(1,349.1)
Estimated transaction goodwill	6,983.3

Total	$5,634.2

(k)	To adjust other long-term assets, net as follows:

(In millions)
Eliminate Salix’s historical deferred financing costs	$(55.4)
To record deferred financing costs incurred by Valeant related to the debt issued in connection with the Salix Acquisition (Note 6(d))	16.3
To record fee paid by Valeant, attributable to the revolving credit facility, in connection with the amendment of its Credit Agreement (Note 6(d))	9.4

Total	$(29.7)

(l) To adjust accrued and other current liabilities as follows:

(In millions)
To reclassify Salix’s historical reserve for product returns, rebates, and patient-focused promotional programs to conform to the financial statement presentation adopted by Valeant (Note 6(a))	$206.4
To reclassify Salix’s historical trade receivables, net of reserve for chargebacks (Note 6(a))	20.5
To record Salix’s warrant transactions at fair value	1,082.2
Settlement of Salix’s warrant transactions(a)	(1,082.2)

Total	$226.9

(a)	Salix’s warrant transactions were settled concurrently with the consummation of the Salix Acquisition pursuant to the respective agreements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

(m)	To adjust long-term debt as follows:

(In millions)
Reclass Salix’s debt to conform to the financial statement presentation adopted by Valeant (Note 6(a))	$2,811.1
Adjust Salix’s existing debt to estimated fair value	2,204.5
Elimination of Salix’s Term Loan B Credit Facility(a)	(1,140.0)
Elimination of Salix’s 6.00% Senior Notes due 2021(a)	(750.0)
Repayment of Salix’s 1.5% Convertible Senior Notes due 2019	(1,839.4)
Repayment of Salix’s 2.75% Convertible Senior Notes due 2015	(1,286.2)
Record debt incurred by Valeant in connection with the Salix Acquisition(b)	15,259.6
Record debt discount related to the debt issued by Valeant(b)	(193.0)
Record additional debt discount incurred by Valeant in connection with the amendment of its existing Credit Agreement(c)	(41.9)

Total	$15,024.7

(a)	Salix’s Term Loan B Credit Facility and 6.00% Senior Notes due 2021 have been eliminated as they were repaid or discharged concurrently with the consummation of the Salix Acquisition. The repayment of Salix’s Term Loan B Credit Facility has been reflected as part of the purchase consideration as the debt was repaid concurrently with the consummation of the Salix Acquisition and was not assumed by Valeant as part of the acquisition. Similarly, the redemption of Salix’s 6.00% Senior Notes due 2021 has been reflected as part of the purchase consideration as the indenture governing the 6.00% Senior Notes due 2021 was satisfied and discharged concurrently with the consummation of the Salix Acquisition and was not assumed by Valeant as part of the acquisition (Note 4).
(b)	Valeant incurred approximately $15.3 billion of debt and approximately $193.0 million of debt discount, primarily consisting of original issue discount and financing fees, in connection with the Salix Acquisition (Note 6(d)). For purposes of the unaudited pro forma condensed combined financial statements, the Euro Notes and the related debt issue discount have been translated at a rate of USD 1.0731 to EUR 1.00, which is the foreign exchange rate as of March 31, 2015.
(c)	Valeant incurred approximately $51.3 million for the amendment of its existing Credit Agreement, as described in Note 6(d). Of the $51.3 million incurred by Valeant, $9.4 million is attributable to the revolving credit facility, which is recorded in other assets (Note 6(k)).

(n)	To adjust other long-term liabilities as follows:

(In millions)
Reclass Salix’s historical liabilities for uncertain tax positions to conform to financial statement presentation adopted by Valeant (Note 6(a))	$(15.9)
Reclass Salix’s historical lease incentive obligation to conform to financial statement presentation adopted by Valeant (Note 6(a))	9.1
Eliminate Salix’s lease incentive obligation to reflect a fair value of $nil	(9.1)

Total	$(15.9)

(o)	To adjust common shares as follows:

(In millions)
Eliminate Salix’s common shares	$(0.1)
Estimated net proceeds from issuance of shares(a)	1,431.8

Total	$1,431.7

(a)	On March 27, 2015, Valeant completed the equity offering of 7,286,432 common shares, no par value, at a price of $199.00 per share, or aggregate gross proceeds of approximately $1.45 billion. In connection with the issuance of these new common shares, Valeant incurred approximately $18.2 million of issuance costs, which has been reflected as reduction to the proceeds from the equity issuance.

(p)	To eliminate Salix’s additional paid-in capital.
(q)	To eliminate Salix’s accumulated other comprehensive loss.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

(r)	To adjust cash and cash equivalents as follows:

(In millions)
Payment by Salix for transaction fees incurred and paid prior to Salix Acquisition (Note 5(a))	$(100.5)
Cash consideration for the Salix Acquisition (Note 4)	(13,130.8)
Cash consideration for Salix’s unvested restricted stock, which was accelerated as a result of the Salix Acquisition (Note 4)	(164.5)
Net proceeds from equity issuance (Note 6(o))	1,431.8
Net proceeds from debt issuance(a)	15,050.3
Additional debt discount and deferred financing fees incurred by Valeant in connection with the amendment to its existing Credit Agreement(b)	(51.3)
Repayment of Salix’s 1.5% Convertible Senior Notes due 2019(c)	(1,839.4)
Repayment of Salix’s 2.75% Convertible Senior Notes due 2015(c)	(1,286.2)
Settlement of Salix capped call transactions and convertible bond hedge transactions(c)	1,266.9
Settlement of Salix warrant transactions(c)	(1,082.2)
Payment for estimated acquisition-related costs(d)	(80.0)
Settlement of currency forward contracts(e)	(27.0)

Total	$(12.9)

(a)	Valeant incurred U.S. dollar equivalent of approximately $15.3 billion of debt and approximately $16.3 million of deferred financing costs and approximately $193.0 million of debt discount, primarily consisting of original issue discount and financing fees, in connection with the Salix Acquisition (Note 6(d)). For purposes of the unaudited pro forma condensed combined financial statements, the Euro Notes and the related debt issue discount have been translated at a rate of USD 1.0731 to EUR 1.00, which is the foreign exchange rate as of March 31, 2015.
(b)	Valeant incurred approximately $51.3 million for the amendment of its existing Credit Agreement, as described in Note 6(d).
(c)	For purposes of these unaudited pro forma condensed combined financial statements, Salix’s debt, capped call transactions, convertible bond hedge transactions and warrant transactions are assumed to be settled on December 31, 2014. Valeant expects to repay Salix’s convertible senior notes and settle the capped call transactions, convertible bond hedge transactions and warrant transactions following the consummation of the Salix Acquisition and the net payment is estimated to be approximately $2.9 billion.
(d)	Valeant incurred approximately $80.0 million of acquisition-related costs in connection with the Salix Acquisition (including the commitment fee incurred by Valeant relating to the bridge loan facility) (Note 2).
(e)	Valeant entered into currency forward contracts to sell €1.50 billion and buy US Dollars in order to reduce its exposure to the variability in expected cash inflows attributable to the changes in foreign exchange rates related to the Euro Notes. The forward contracts settled concurrently with the consummation of the Salix Acquisition and Valeant recognized a loss of $27.0 million.

(s)	To adjust accumulated deficit as follows:

(In millions)
Eliminate Salix’s accumulated deficit	$355.5
Expense related to Salix restricted stock that was accelerated in connection with the Salix Acquisition	(164.5)
Estimated acquisition-related costs incurred by Valeant in connection with the Salix Acquisition, net of tax of $19.0 million(a)	(61.0)
Loss on settlement of currency forward contracts(b)	(27.0)

Total	$103.0

(a)	Valeant incurred approximately $80.0 million of acquisition related costs (including the commitment fee incurred by Valeant relating to the bridge loan facility) (Note 2). The estimated acquisition-related costs have not been reflected in the unaudited pro forma combined statement of loss as they do not have a continuing effect on the financial results of the combined company.
(b)	Valeant entered into currency forward contracts to sell €1.50 billion and buy US Dollars in order to reduce its exposure to the variability in expected cash inflows attributable to the changes in foreign exchange rates related to the Euro Notes. The forward contracts settled concurrently with the consummation of the Salix Acquisition and Valeant recognized a loss of $27.0 million.

(t)	The unaudited pro forma combined basic and diluted earnings per share for the year ended December 31, 2014 have been adjusted by the shares issued by Valeant in the equity offering, which was completed on March 27, 2015, as if they were issued on January 1, 2014. As a result of the offering of its commons shares, Valeant issued 7,286,432 of its common shares, no par value, at a price of $199.00 per share, or aggregate gross proceeds of approximately $1.45 billion. In connection with the issuance of these new common shares, Valeant incurred approximately $18.2 million of issuance costs, which has been reflected as reduction to the gross proceeds from the equity issuance.